Exhibit 99.1

NEWS

One Horizon Group Receives 180-Day Extension

to Regain Compliance with NASDAQ
Minimum Bid Price Requirement

No Reverse Split Required at this Time

LONDON – November 7, 2018 – One Horizon Group, Inc. (Nasdaq: OHGI) today announced that it has received a letter from Nasdaq Listing Qualifications stating that OHGI has been granted an additional 180-day grace period (“Second Compliance Period”), or until May 6, 2019, to regain compliance with the minimum $1 bid price per share requirement in accordance with Nasdaq’s Listing Rules (“Listing Rules”).

If at any time during this Second Compliance Period, the closing bid price of OHGI’s common stock is at least $1 per share for a minimum of 10 consecutive business days and Nasdaq has determined that OHGI is otherwise in compliance with the Listing Rules, Nasdaq has confirmed that it will provide written confirmation of compliance and this matter will be closed.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (Nasdaq: OHGI) is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business; Horizon Secure Messaging, an Asia-based secure messaging business; and Banana Whale Studios, a gaming software development company. OHGI also holds a majority interest in 123Wish, a subscription-based, experience marketplace, as well as majority interest in Browning Productions & Entertainment, Inc., a full service digital media and television production company.

For more information, please visit http://www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow
(516) 236-7007
bkilkelly@darrowir.com